Exhibit 99.1

DREAMWORKS ANIMATION REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS
________________________________________________________________________

Glendale, California - November 1, 2012 - DreamWorks Animation SKG, Inc. (NASDAQ: DWA) today announced financial results for its third quarter ended September 30, 2012. For the quarter, the Company reported total revenue of $186.3 million and net income of $24.4 million, or $0.29 per share on a fully diluted basis. This compares to revenue of $160.8 million and net income of $19.7 million, or $0.23 per share on a fully diluted basis, for the same period in 2011.

“DreamWorks Animation's third quarter results were driven by the blockbuster international box office success of Madagascar 3: Europe's Most Wanted, which has earned nearly $720 million at the worldwide box office to date, to become the fifth highest-grossing film of the year on a global basis,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “We are looking forward to the next major event film for the Company during the fourth quarter, the November 21st theatrical release of Rise of the Guardians.”

Madagascar 3: Europe's Most Wanted contributed approximately $47.1 million of revenue to the quarter, driven primarily by its performance at the worldwide box office. The film was released on June 8, 2012 and has grossed over $216 million at the domestic box office and approximately $503 million at the international box office to date.

Puss In Boots contributed $44.8 million of revenue to the quarter, driven primarily by domestic and international pay television. The film reached an estimated 5.6 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Kung Fu Panda 2 contributed $9.0 million of revenue to the quarter, driven primarily by international pay television. The film reached an estimated 6.0 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Megamind contributed $0.7 million of revenue to the quarter and reached an estimated 5.6 million home entertainment units sold worldwide through the end of the third quarter, net of actual and estimated future returns.

Library contributed approximately $50.6 million of revenue to the quarter. All Other items, including non-feature film businesses, contributed $30.1 million of revenue to the quarter. The Company's acquisition of Classic Media, which closed on August 29, 2012, contributed approximately $4.0 million of revenue to the quarter, primarily from home entertainment.

Costs of revenue for the third quarter equaled $114.0 million. Selling, general and administrative expenses totaled $36.5 million, including approximately $3.0 million of stock-based compensation expense.

The Company's income tax expense for the third quarter was $14.3 million. Its combined effective tax rate - the actual tax rate coupled with the effect of the Company's tax sharing agreement with a former stockholder - was approximately 34.5% for the third quarter.

DreamWorks Animation's fourth quarter results are expected to be driven primarily by the continued performance of Madagascar 3: Europe's Most Wanted in the international box office as well as the global home video market. The theatrical release of Rise of the Guardians on November 21, 2012 is also expected to contribute to the Company's fourth quarter results.

Items related to the earnings press release for the third quarter of 2012 will be discussed in more detail on the Company's earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, November 1, 2012, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 288-8960 in the U.S. and (612) 234-9960 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, November 1, 2012. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 260584 as the conference ID number. Both the earnings release and archived webcast will be available on the Company's website at www.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for four consecutive years. In 2012, DreamWorks Animation ranks #14 on the list. All of DreamWorks Animation's feature films are now being produced in 3D. The Company has theatrically released a total of 24 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. The Company's theatrical releases for the current year are Madagascar 3: Europe's Most Wanted on June 8, 2012 and Rise of the Guardians on November 21, 2012.

Contact:
DreamWorks Animation Investor Relations
(818) 695-3900
ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications
(818) 695-3658
shannon.olivas@dreamworks.com

dwa-e

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2012	December 31, 2011
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$130,705	$116,093
Trade accounts receivable, net of allowance for doubtful accounts	101,175	72,456
Income taxes receivable	2,054	3,960
Receivable from Paramount, net of allowance for doubtful accounts	181,504	214,647
Film and other inventory costs, net	1,007,693	882,646
Prepaid expenses	23,312	20,842
Other assets	24,713	13,023
Property, plant and equipment, net of accumulated depreciation and amortization	192,344	172,511
Deferred taxes, net	195,143	248,519
Intangible assets, net of accumulated amortization	136,989	—
Goodwill	71,129	34,216
Total assets	$2,066,761	$1,778,913
Liabilities and Equity
Liabilities:
Accounts payable	$5,048	$3,283
Accrued liabilities	124,611	105,505
Payable to former stockholder	278,436	294,397
Deferred revenue and other advances	31,367	19,032
Revolving credit facility	200,000	—
Total liabilities	639,462	422,217
Commitments and contingencies
Equity:
Stockholders' equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 98,920,534 and 98,333,454 shares issued, as of September 30, 2012 and December 31, 2011, respectively	989	983
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 10,838,731 shares issued and outstanding, as of September 30, 2012 and December 31, 2011, respectively	108	108
Additional paid-in capital	1,050,439	1,023,405
Accumulated other comprehensive income (loss)	388	(1,041)
Retained earnings	1,100,022	1,053,736
Less: Class A Treasury common stock, at cost, 25,399,378 and 25,139,548 shares, as of September 30, 2012 and December 31, 2011, respectively	(725,277)	(720,495)
Total stockholders’ equity	1,426,669	1,356,696
Non-controlling interests	630	—
Total equity	1,427,299	1,356,696
Total liabilities and equity	$2,066,761	$1,778,913

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenues	$186,298	$160,762	$485,185	$487,054
Costs of revenues	113,961	107,966	324,708	321,304
Gross profit	72,337	52,796	160,477	165,750
Product development	1,258	724	3,732	1,147
Selling, general and administrative expenses	36,497	26,851	94,778	86,533
Operating income	34,582	25,221	61,967	78,070
Interest (expense) income, net	(87)	142	1,097	403
Other income, net	2,831	1,334	6,673	5,393
Decrease in income tax benefit payable to former stockholder	1,369	555	1,761	5,319
Income before income taxes	38,695	27,252	71,498	89,185
Provision for income taxes	14,255	7,598	25,212	26,663
Net income	$24,440	$19,654	$46,286	$62,522

Basic net income per share	$0.29	$0.24	$0.55	$0.75
Diluted net income per share	$0.29	$0.23	$0.54	$0.74
Shares used in computing net income per share
Basic	84,248	83,405	84,104	83,640
Diluted	85,293	84,791	85,049	84,764

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
	(in thousands)
Operating activities
Net income	$46,286	$62,522
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	267,099	257,403
Amortization of acquired intangible assets	548	—
Stock-based compensation expense	13,692	22,134
Interest expense and amortization of deferred financing costs	1,669	967
Depreciation and amortization	2,970	2,597
Revenue earned against deferred revenue and other advances	(58,781)	(69,287)
Deferred taxes, net	24,545	27,501
Changes in operating assets and liabilities:
Trade accounts receivable	(5,565)	13,776
Receivable from Paramount	33,143	65,377
Film and other inventory costs	(348,260)	(350,073)
Prepaid expenses and other assets	(6,539)	(5,909)
Accounts payable and accrued liabilities	(5,949)	(34,355)
Payable to former stockholder	(15,961)	(33,219)
Income taxes payable/receivable, net	1,891	(2,204)
Deferred revenue and other advances	77,735	89,279
Net cash provided by operating activities	28,523	46,509
Investing activities
Purchases of non-marketable securities	(150)	—
Purchases of property, plant and equipment	(42,636)	(28,928)
Investment in unconsolidated affiliates	(3,000)	(5,000)
Purchase of Classic Media, net of cash acquired	(157,550)	—
Net cash used in investing activities	(203,336)	(33,928)
Financing activities
Excess tax benefits from employee equity awards	(428)	30
Deferred financing costs	(4,865)	(338)
Purchase of treasury stock	(4,725)	(26,038)
Borrowings from revolving credit facility	200,000	—
Net cash provided by (used in) financing activities	189,982	(26,346)
Effect of exchange rate changes on cash and cash equivalents	(557)	(458)
Increase (decrease) in cash and cash equivalents	14,612	(14,223)
Cash and cash equivalents at beginning of period	116,093	163,819
Cash and cash equivalents at end of period	$130,705	$149,596
Non-cash investing activities:
Intellectual property license to unconsolidated affiliate	$1,780	$—
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net of amounts refunded	$1,041	$1,790
Cash paid during the period for interest, net of amounts capitalized	$5,819	$484